EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 2, 2024

Lazard, Inc.,

30 Rockefeller Plaza,

New York, New York 10112.

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 1 (the “Amendment”) to the following Registration Statements on Form S-8: (i) Registration No. 333-154977; (ii) Registration No. 333-193845; (iii) Registration No. 333-217597; (iv) Registration No. 333-224552; and (v) Registration No. 333-269977 (collectively, the “Registration Statements”), which relate to common stock, par value $0.01 per share (the “Securities”), of Lazard, Inc., a Delaware corporation (the “Company”), to be issued from time to time pursuant to the Lazard Ltd 2008 Incentive Compensation Plan and the Lazard Ltd 2018 Incentive Compensation Plan (collectively, the “Plans”). The Registration Statements were initially filed with the Securities and Exchange Commission by Lazard Ltd, formerly an exempted company incorporated in Bermuda that effective as of January 1, 2024 discontinued its existence under Bermuda law and continued its existence pursuant to Section 388 of the General Corporation Law of the State of Delaware as the Company (the “Domestication”).

After the Domestication, the Company amended the Plans to expressly adopt them as its own and to reflect the completion of the Domestication. The Company is filing the Amendment to expressly adopt the Registration Statements as its own for all purposes of the Securities Act of 1933 (the “Act”) and the Securities Exchange Act of 1934 and to reflect the completion of the Domestication.

In connection with the filing of the Amendment, we, as U.S. counsel to the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the Amendment has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the amended Plans so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and paid for in accordance with the amended Plans, the Securities will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any Registration Statement, as amended by the Amendment, or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP